UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 26, 2018

Dova Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-38135	81-3858961
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

240 Leigh Farm Road, Suite 245
Durham, North Carolina	27707
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (919) 748-5975

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.01                                           Entry into a Material Definitive Agreement

On September 26, 2018, Dova Pharmaceuticals, Inc. (the “Company”) entered into a Co-Promotion Agreement (the “Agreement”) with Valeant Pharmaceuticals North America LLC (“VPNA”), a subsidiary of Bausch Health Companies Inc., pursuant to which the Company granted VPNA the exclusive right to co-promote DOPTELET (avatrombopag), the Company’s FDA-approved drug for the treatment of thrombocytopenia in adult patients with chronic liver disease who are scheduled to undergo a procedure, to specified medical professionals in the Gastroenterology, Colorectal Surgery and Proctology field (the “Specialty”) in the United States.

Pursuant to the Agreement, the Company will pay VPNA a fee based on the quarterly Net Sales (as defined in the Agreement) of DOPTELET to specified medical professionals in the Specialty in the United States at specified tiered percentages, ranging from VPNA receiving a mid-twenties to mid-thirties percent of Net Sales in a calendar year, subject to specified adjustments. In addition, the Company has agreed to pay VPNA a milestone payment of $2,500,000 upon the achievement of an aggregate Net Sales amount to the Specialty in the preceding sentence.  The Agreement specifies that the Company will grant VPNA a royalty-free right to use trademarks and copyrights relating to DOPTELET in connection with the promotion of DOPTELET in the United States. The Agreement also contains provisions regarding payment terms, confidentiality and indemnification, as well as other customary provisions.

The co-promotion of DOPTELET in the United States pursuant to the terms of the Agreement will be supervised by a joint steering committee composed of an equal number of representatives from the Company and VPNA.

Under the terms of the Agreement, the Company remains responsible for the costs of maintaining regulatory approval of, manufacturing, supplying and distributing DOPTELET.  VPNA has also agreed to maintain at least one hundred (100) Valeant sales representatives (subject to certain adjustments) that will have the responsibility to promote DOPTELET in the Specialty in the United States.

Subject to early termination, the initial term of the Agreement expires on September 26, 2022. Subject to specified notice periods and specified limitations, either party may terminate the Agreement in the event of (i) uncured material breach by the other party, (ii) following the withdrawal of DOPTELET from the market by the Company for certain specified reasons, (iii) the bankruptcy, insolvency, dissolution or winding up of the other party, (iv) for convenience, such termination right commencing after a specified period of time or (v) if a specified amount of quarterly Net Sales is not achieved, such termination right commencing after a specified period of time.  In addition, the Company may terminate the Agreement, subject to specified notice periods and specified limitations, (a) if VPNA does not maintain a specified average minimum number of sales representatives for two or more consecutive quarters, or (b) if the aggregate number of sales details by VPNA’s sales representatives does not exceed a specified minimum amount for two or more consecutive quarters.

The foregoing is a summary description of certain terms of the Agreement, is not complete and is qualified in its entirety by reference to the text of the Agreement, which the Company expects to file as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ending September 30, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dova Pharmaceuticals, Inc.

Date: September 27, 2018	/s/ Mark W. Hahn
Mark W. Hahn
Chief Financial Officer